EXHIBIT 99.1

FOR IMMEDIATE RELEASE                      CONTACT: DAVE BOSHER 804-287-5685
                                                    VICE PRESIDENT AND TREASURER

                        CADMUS COMMUNICATIONS CORPORATION

          COMPLETES $125 MILLION OFFERING OF SENIOR SUBORDINATED NOTES

RICHMOND, VA -- June 1, 1999 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) announced today that it has completed its offering pursuant to Rule 144A under the Securities Act of 1933 of $125 million aggregate principal amount of 9.75% Senior Subordinated Notes Due 2009. J. P. Morgan Securities and First Union Capital Markets were the underwriters of the offering.

The Company intends to use the net proceeds from the sale of the Senior Subordinated Notes to repay $110 million of bridge loan notes issued in conjunction with its purchase of Mack Printing, with the balance of the proceeds repaying revolving bank borrowings under its bank credit facility. The credit facility repayments do not permanently reduce the commitments under the credit facilities.

The repayment of the bridge loan notes will result in an extraordinary after-tax charge in the fiscal fourth quarter of approximately $0.8 million, or $.09 per diluted share.

C. Stephenson Gillispie, Jr., chairman, president and CEO of Cadmus, commented, "We are pleased to have successfully raised this long-term capital, on attractive terms and at an attractive rate. These notes solidify our capital structure and, together with our new $200 million bank credit facility, provide adequate capital for Cadmus going forward."

Gillispie added, "This offering is an important step in the strategic repositioning that we announced in February. Since that time, we have purchased Mack, divested our Financial Communications and Custom Publishing businesses, and effected a complete refinancing of the Company. As a result, we are now a much larger, less volatile, and more profitable business, with leading and - in the case of our research journal business - dominant positions in the markets we serve."

Cadmus Communications Corporation provides customers with integrated, end-to-end communications solutions. The Company is organized around two primary business sectors: Professional Communications, serving customers who publish information, and Marketing Communications, serving customers who convey marketing messages.

                                      # # #

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower than planned incentives and benefits.